TWENTY EIGHT AMENDMENT

TO

EXPENSE LIMITATION AGREEMENT

THIS TWENTY EIGHT AMENDMENT (“Amendment”) to the Expense Limitation Agreement, as previously amended (“Agreement”) between ICON Funds (the “Trust”) and ICON Advisers, Inc. (the “Adviser”) is effective as of the 23rd day of January 2018.

WHEREAS, the Trust and the Adviser entered into an Agreement whereby the Adviser agreed to pay expenses related to for the ICON Funds to the extent the Total Fund Operating Expenses of Each Class of the Funds exceeded the limits and for the time periods set forth in Schedule A to the Agreement; and

NOW, THEREFORE, in exchange for the mutual promises and other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser agree as follows:

The Adviser agrees to pay Fund expenses to the extent that Total Fund Operating Expenses of each Fund/Class of the Funds exceeds the limits and for the time periods set forth in Schedule A to this Agreement.

The Trust and the Adviser are aware of the limitations on allocating advisory or custodial fees or other expenses related to the management of the company’s assets set forth in Rule 18f-3 under the Investment Company Act of 1940, as amended and the Trust’s Expense Allocation Plan adopted pursuant thereto. The parties note Section 3 of the Plan which provides:

3.	Allocation of Expenses

(a)	The following expenses may be allocated, to the extent practicable, on a Class-by-Class basis: (1) fees under a Distribution Plan and Shareholder Services Plan; (2) Blue Sky registration fees incurred by a specific Class; (3) expenses incurred in connection with any meeting of shareholders of a particular class, (4) litigation expenses incurred with respect to matters affecting only a particular class; (5) legal expenses incurred with respect to matters affecting only a particular class; (6) printing and mailing expenses incurred with respect to matters affecting only a particular class; and (7) any other expenses that the Board determines shall be allocated on a Class-by-Class basis.

(b)	Other Allocations. All other expenses of a Series shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset of the Series.

Notwithstanding the foregoing, the distributor or advisor of a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.

In light of the foregoing, the Trust and the Adviser agree that the Adviser’s payment of Fund/Class expenses under this Agreement shall be monitored to assure compliance with Rule 18f-3 limitations.

The Adviser is entitled to reimbursement from a Fund of any expenses waived pursuant to this amendment if such reimbursement does not cause the Fund to exceed existing expense limitations and the reimbursement is made within three years after the expenses were reimbursed or absorbed.

All other terms of the Agreement shall remain in full force and effect.

This Amendment is effective as of the date set forth above and has been duly authorized by an officer of each party.

Schedule A

	Class A		Class C		Class S
ICON Fund	1.50	% (1)	2.25	% (1)	1.25	% (1)
ICON Bond Fund	1.00	% (1)	1.60	% (2)	0.75	% (2)
ICON Risk-Managed Balanced Fund	1.45	% (2)	2.20	% (2)	1.20	% (2)
ICON Equity Income Fund	1.24	% (1)(2)	1.99	% (1)(2)	0.99	% (1)(2)
ICON Long/Short Fund	1.55	% (2)	2.30	% (2)	1.25	% (2)
ICON International Equity Fund	1.80	% (2)	2.55	% (2)	1.55	% (2)
ICON Emerging Markets Fund	1.80	% (2)	2.55	% (2)	1.55	% (1)
ICON Consumer Discretionary Fund	1.99	% (1)	N/A		1.74	% (1)
ICON Energy Fund	1.75	% (1)	2.50	% (1)	1.50	% (1)
ICON Financial Fund	1.75	% (1)	N/A		1.50	% (1)
ICON Healthcare Fund	1.75	% (1)	N/A		1.50	% (1)
ICON Industrials Fund	1.75	% (1)	N/A		1.50	% (1)
ICON Information Technology Fund	1.75	% (1)	N/A		1.50	% (1)
ICON Consumer Staples Fund	1.75	% (1)	N/A		1.50	% (1)
ICON Natural Resources Fund	1.75	% (1)	2.50	% (1)	1.50	% (1)
ICON Utilities Fund	1.47	% (1)	N/A		1.22	% (1)
ICON Opportunities Fund			1.30	% (1)

(1)	This Agreement may be terminated at any time after January 31, 2019, upon 30 days written notice of termination to the Funds’ Board of Trustees.
(2)	This Agreement may be terminated at any time after January 31, 2021, upon 30 days written notice of termination to the Funds’ Board of Trustees. For the ICON Equity Income Fund, between January 31, 2019 until January 31, 2021, the limit is 1.45% for Class A, 2.20% for Class C and 1.20% for Class S, at which time, it may be terminated upon 30 days’ written notice of termination to the Fund’s Board of Trustees.

ICON FUNDS		ICON ADVISERS, INC.

By:	/s/ Brian Harding	By:	/s/ Donald Salcito
Name:	Brian Harding	Name:	Donald Salcito
Title:	Principal Financial Officer	Title:	Executive Vice President